EXHIBIT 99.1

Wednesday, September 03, 2008

NanoViricides - Fireside Chat, Part I

This is the first in a series of "Fireside Chats" with Dr. Eugene Seymour, Chief Executive Officer of NanoViricides.

A few weeks ago I emailed Dr. Seymour with several questions about the Company and the state of it's business model. In his reply, Dr. Seymour suggested that I publish his answers in a series of, "Fireside Chats," so as to make this information more readily available to not only my readership, but to all other shareholders of the Company.

NNVC is a company that I have been writing about since August, 2005. At that time, NanoViricides was truly a developmental stage company, it's common stock selling at about 10c a share. We have watched it grow, like a proud parent, past milestone after milestone with it's share price similarly growing-up with the Company. Today, with it's share price up over 1,000% in three years, it's time to take another look at NNVC to find out where it is in it's quest to become a global biotechnology force against some of the most deadly biological threats to mankind.

What follows is a series of Q&A sessions between Dr. Seymour and myself, fireside chats focusing on the Company and what the future may hold in terms of corporate growth, contributions to modern medicine and bottom line benefits flowing through to the Company's shareholders.

A

About NanoViricides:

NanoViricides, Inc. (www.nanoviricides.com) (the “Company”) is a development stage company that is creating special purpose nanomaterials for viral therapy. The Company's novel nanoviricide™ class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including H5N1 bird flu, seasonal influenza, HIV, EKC (epidemic kerato-conjunctivitis or severe pink eye disease), hepatitis C, rabies, dengue fever, and Ebola virus, among others.

This interview contains forward-looking statements that reflect the Company's current expectations regarding future events. Forward-looking statements involve risks and uncertainties. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied including the success of the Company's research and development efforts, the availability of adequate financing, the successful and timely completion of clinical studies and the uncertainties related to the regulatory process, described in the “Management’s Discussion and Analysis” section of the Company’s Form 10-KSB and other reports and filings with the Securities and Exchange Commission.

Allan: Can you give us a short history and overview of NanoViricides, Inc?

Dr. Seymour: The Company was founded in mid-2005 by Dr. Anil Diwan, Dr. Eugene Seymour and the former CFO of the Company as NanoViricide, Inc. (“NVI”). NVI then acquired and merged into a Pink Sheet shell, Edot-com.com, Inc., changed its name to NanoViricides, Inc. and its stock symbol to “NNVC”. Following the effectiveness of the Company’s registration, since June 29, 2007 the Company’s Common Stock has been quoted on the Bulletin Board under the symbol NNVC.OB. When and if the Company meets one or more of the filing requirements for the NASDAQ National Market, the Company anticipates applying for a listing on that market. Those requirements can be found on NASDAQ’s website.

Allan: Would you comment on the pathway from the lab to approval of a drug for use by the public?

Dr. Seymour: This is a very complex question. In general, a company requests a “pre-IND” meeting with the Food and Drug Administration (“FDA”) to receive guidance as to what specific pre-clinical studies will be necessary. Following this meeting, toxicology as well as the pharmacokinetic and dynamic studies of the drug are performed. When completed, a dossier is prepared and filed with the FDA. If there are no objections, human Phase I safety studies can then start. This is a study where a number of healthy volunteers are given the drug and various physiological parameters are measured. Next is a small Phase IIa efficacy study, followed by an expanded Phase IIb, and then a Phase III efficacy study. Hopefully, the drug can then be approved for sale. In case of drugs for the treatment of chronic diseases, such as various cancers, the studies can last for years. In cases of infectious diseases with a limited time course, the process can be much quicker. In diseases such as rabies or Ebola, where it would be unethical to withhold potentially effective treatments, studies in animals may be substituted for human efficacy studies. This is at the discretion of the FDA. There are also “orphan diseases” or “rare diseases” where there are generally less than 200,000 cases in the US per year. There are thought to exist between 5,000-8,000 distinct “rare or orphan diseases”. There are certain advantages to developing treatments for viral “orphan diseases” which include extended patent protection and certain tax credits. In addition, approval time has historically been considerably shorter for drugs designated as “orphan drugs”.

This will be an important component of the NanoViricides’ growth strategy since we believe our core nanoviricide can quickly be modified to deal with new or existing viruses that are present, but not in large numbers in the U.S. such as bird flu, West Nile, hanta, dengue, and rabies. There are no current treatments for these diseases.

Although the FDA pathway appears to be an all or nothing proposition in terms of money, for biotech companies that license their drugs to large pharmaceutical companies, there are a number of revenue-producing events that occur during the FDA process. Typically, a biotech company may receive an upfront licensing payment, then milestone payments as the drugs moves through the process, followed by royalty payments once sales of the drug commence. In certain cases, the large pharma may even fund the clinical trials. We plan to license each nanoviricide optimized for a different disease to one or more pharma companies. This may allow for a constant income stream from each of the various licensed compounds during the approval process.

Within the next 12 months, the Company anticipates having 2 sets of animal studies performed for at least 10 different diseases. If we are successful in that endeavor, we will attempt to license each and every candidate to a large pharmaceutical company.

There is also a large potential market for the development of pharmaceuticals for animal treatment market for our products that we are now just beginning to explore. Further, the approval process and the route to revenue is much shorter in the animal disease market. The Company is currently in discussions with a veterinarian (who is also an NNVC investor) who owns an animal diseases drug distribution company regarding pursuing licensing agreements with some of the large pharmas that have animal health divisions.

Allan: Is NanoViricides pursuing strategic partnerships and collaborations with other pharmaceutical companies?

Dr. Seymour: As announced previously , we have an expression of interest from a number of large pharmaceutical companies. We have exchanged, though not signed, documents with one such company. One company, a New York Stock Exchange listed Chinese pharmaceutical company, has inquired into licensing the Company’s entire platform for the Chinese market. The Company has rejected such interests because of inadequate intellectual property protection rights in China. A company in Japan has requested world-wide rights to our anti-viral eye drug EkcCide. Five of these pharmas are interested in EkcCide and one in the HIV drug, HIVCide-I.

Allan: How does the balance sheet and burn rate look to you in terms of accomplishing your goals?

Dr. Seymour: We have spent approximately $2M/year for the past 3 years. Considering the number of candidates the Company has in the pipeline, we believe that this low level of expenditure is amazing. The Company just consummated a raise of $3M from previous, individual investors. We will continue to be careful with our spending to conserve as much of that investment and make it last as long as possible.

What’s more interesting is the financing we have rejected as “toxic” to the Company. This would not have been fair to all the investors who have made it possible for us to get this far. In addition, we continue to seek funding to complete our prototype pilot manufacturing plant ($3M) and our toxicology/pharmacokinetic/dynamic studies ($3M) from one or more collaborations with one or more large pharmaceutical companies.

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NanoViricides - Fireside Chat, Part II - coming shortly....A